UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2022

HOOKIPA PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38869	81-5395687
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, 72nd Floor Suite 7240
New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2022, the Board of Directors (the “Board”) of HOOKIPA Pharma Inc. (the Company”) appointed Malte Peters, M.D. as a director of the Board, effective January 1, 2023. Dr. Peters will serve as a Class II director, to serve until the Company’s annual meeting of stockholders in 2024.

Dr. Peters has served as Chief Research and Development Officer of MorphoSys AG, a biopharmaceutical company, since March 2020, a position he will retire from at the end of 2022. Prior to that Dr. Peters served as its Chief Development Officer and member of its management board since March 2017. Prior to his time at MorphoSys, Dr. Peters served as the Global Head of Clinical Development of the Biopharmaceuticals Business Unit at Sandoz International. From 2004 to 2015, he served as Clinical Head and Site Head for Basel and East Hanover in the Department of Oncology Translational Medicine at Novartis. Dr. Peters has also held teaching appointments in Internal Medicine and Biochemistry at the University of Mainz, Germany, served as Research Scientist at the Amgen Research Institute in Toronto, Canada, as Director of Cancer Research at Merck KGaA and as Medical Director at Micromet AG. Dr. Peters is a member of the Board of Directors of Tango Therapeutics, Inc. (NASDAQ: TNGX). Dr. Peters received his Doctor of Medicine from the Freie Universität Berlin, Germany, and was trained at the Universities of Padova, Italy, and Bochum and Berlin, Germany. After scientific work at different universities he habilitated in Internal Medicine at the University of Mainz, Germany. The Board believes Dr. Peters’ extensive knowledge of the biotechnology industry makes him qualified to serve on the Company’s Board.

Dr. Peters will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy. As a non-employee director, Dr. Peters is entitled to an initial option to purchase 19,200 shares of the Company’s common stock and is also entitled to receive an annual cash retainer of $40,000 and additional annual stock option awards, subject to his continued service on the Board.

The Company also entered into an indemnification agreement with Dr. Peters in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. There are no other arrangements or understandings between Dr. Peters and any other persons pursuant to which he was selected as a director, and Dr. Peters has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On December 9, 2022, the Board appointed Katia Schlienger as Chief Medical Officer, effective January 1, 2023.

Dr. Schlienger has served as the Company’s Executive Vice President, Clinical Research and Development since July 2022. Prior to that, Dr. Schlienger served as Senior Vice President, Head of Immuno-Oncology Clinical Research and Development from January 2021 to June 2022. She previously worked at Merck & Co., for 14 years, serving in roles of increasing responsibility across early and late-stage clinical development in oncology and vaccines. She received an M.D. from the School of Medicine Lariboisiere Saint-Louis in Paris, France and a Ph.D. in Microbiology/Virology from Paris Diderot University.

On December 15, 2022, the Company issued a press release announcing the appointments of Dr. Peters to the Board and Dr. Schlienger as the Chief Medical Officer. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Exhibits

(d) Exhibits

99.1	Press Release issued by the Company on December 15, 2022, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2022	HOOKIPA Pharma, Inc.

	By:	/s/ Joern Aldag
Joern Aldag
Chief Executive Officer (Principal Executive Officer)